EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of                             , 2004 (the “Signing Date”), by and among A. Jay Meyerson (the “Executive”), Aames Investment Corporation (the “Parent Company”), and Aames Financial Corporation (the “Employer”);

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Employer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive, the Parent Company, and the Employer as follows:

1. Performance of Services. The Executive’s employment with the Employer shall be subject to the following:

(a)	Subject to the terms of this Agreement, the Employer hereby agrees to employ the Executive during the Agreement Term (as defined below). During the Agreement Term, the Executive shall serve as the President and Chief Executive Officer of the Parent Company.

(b)	During the Agreement Term, while the Executive is employed by the Employer, the Board of Directors of the Parent Company (the “Board”) shall use its best efforts to cause the Executive to be elected as a member of the Board.

(c)	During the Agreement Term, while the Executive is employed by the Employer, his main office shall be at the Parent Company’s headquarters in Los Angeles County, California. However, if the Parent Company relocates its headquarters to Orange County, California, the parties agree that the Executive’s main office will be relocated to such headquarters in Orange County, California.

(d)	During the Agreement Term, while the Executive is employed by the Employer, the Executive shall devote his full time, energies and talents to serving as its President and Chief Executive Officer of the Parent Corporation.

(e)	The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Board. The Executive’s duties may include providing services for the Parent Company and the Subsidiaries (as defined below), as determined by the Board; provided that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of President and Chief Executive Officer of the Parent Company. The Executive shall report to the Board and shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

(f)	Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that, in the judgment of the Board, such other activities do not inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Parent Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, hold any other position with any business, or otherwise engage in any business activity, without the consent of the Board.

(g)	Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. The Executive shall be considered “Disabled” during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled or Permanently Disabled, the Board may refer the same to a licensed practicing physician of the Board’s choice, and reasonably acceptable to the Executive, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Disabled, the Board may appoint a temporary replacement to assume the Executive’s responsibilities.

(h)	The Agreement shall become effective on the “Effective Date,” which shall be the date of the closing of the initial public offering of the common stock of the Parent Company (the “Public Offering Date”), if the Executive is employed by the Employer on that date. However, if the Public Offering Date does not occur before September 30, 2004, or if the Executive is not employed by the Employer on the Public Offering Date, this Agreement will be void.

(i)	The “Agreement Term” shall be the period beginning on the Effective Date and ending on the three year anniversary of the Effective Date. Thereafter, as of the date the Agreement Term (as it may be extended from time to time under this paragraph) would otherwise end, the Agreement Term will be automatically extended for 12 months, unless one party to this Agreement provides notice of non-renewal to each of the others at least 90 days before the day that would be the last day of the Agreement Term in the absence of such renewal. A Notice of Termination shall be deemed to constitute a notice of non-renewal under this paragraph (i) to be effective as of the earliest date permitted under this paragraph (i).

(j)	For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Parent Company (or a successor to the Parent Company), including the Employer.

2. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Employer, the Employer shall compensate him for his services as follows:

(a)	Salary. The Executive shall receive, for each 12-consecutive month period beginning on the Effective Date and each anniversary thereof, in substantially equal monthly or more frequent installments, an annual base salary of not less than $425,000 (the “Salary”). The Executive’s Salary rate shall be reviewed annually by the Compensation Committee of the Board at the same time as such review is performed for other senior officers of the Parent Company, while the Executive is employed by the Employer, to determine whether an increase in the amount of Salary is appropriate. In no event shall the Salary of the Executive be reduced to an amount that is less than the amount specified in this paragraph (a), or to an amount that is less than the amount that he was previously receiving.

(b)	Bonus. The Executive shall participate in an annual bonus program. The bonus program shall provide for an annual bonus payment of $650,000 if target level of performance is achieved (“target bonus”), adjusted based upon actual performance pursuant to the Parent Company’s Executive Bonus Plan. Subject to the preceding sentence, the amount of the bonus may be less if the actual level of performance is less than the target level of performance, and subject to the preceding sentence, may be more (but not less) if the actual level of performance is greater than the target level. The performance goals for the year shall be established by the Compensation Committee in its sole discretion after consultation with the Executive. The level of performance achievement by the Executive for each year shall be reviewed by the Compensation Committee of the Board as set forth under the Parent Company’s Executive Bonus Plan. The target bonus shall be reviewed by the Compensation Committee of the Board at the same time as such review is performed for other senior officers of the Parent Company, while the Executive is employed by the Employer, to determine whether an increase in the target bonus is appropriate. In no event shall the target bonus of the Executive be reduced to an amount that is less than the amount specified in this paragraph (b).

(c)	Options and Restricted Stock. As of the Effective Date:

(i)	The Executive shall be granted shares of restricted stock subject to the vesting schedule at the rate of 25% per year, if the Executive is then employed by the Employer, subject to terms of this Agreement. The Executive will receive 32% of the initial restricted stock grant.

(ii)	In exchange for surrender and cancellation of Executive’s options to purchase 3,850,000 shares of Aames Financial Corporation common stock granted on October 25, 1999, August 4, 2000, December 29, 2000 and February 7, 2002, the Executive shall be granted restricted stock units of the Parent Company. With respect to each option, the total number of units so granted will equal (A) the amount by which the per share consideration that would have been received by Aames Financial common shareholders had the holders of Aames Financial Series B convertible preferred stock and Series C convertible preferred stock received the stated value of such shares in the merger (“Stated Value Adjustment”), exceeds the option exercise price, multiplied by (B) the number of shares covered by the option, divided by (C) the initial public offering price of common stock of the Parent Company. Schedule A provides a summary of restricted stock units and value based on minimum, middle and maximum valuation based upon the stated Value Adjustment. Schedule A is attached to and forms a part of this agreement.

(d)	Other Fringe Benefits. Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Parent Company or the Employer from time to time to the Parent Company’s other senior officers; provided, however, that if any such benefits are adjusted to reflect an officer’s position, the Executive’s benefits shall be adjusted in a manner commensurate with his position. The Executive shall also be entitled to the perquisites that are customarily provided in connection with his position. Notwithstanding the above, in lieu of providing additional life insurance for the Executive, the Employer shall pay the annual premiums in an amount not to exceed $25,000 annually, on Executive’s life insurance policies in amounts not to exceed $1,000,000.00. However, neither the Parent Company nor the Employer shall not be required to provide a benefit under this paragraph (d) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this paragraph 2, to the extent determined to be necessary or appropriate by the Employer.

(e)	Expenses. The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the business of the Parent Company or the Subsidiaries. The Employer will reimburse the Executive for all reasonable expenses so incurred, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Employer, and further provided that such expenses are subject to review by the Audit Committee of the Board.

(f)	Indemnification and Insurance. The Parent Company and the Employer will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Executive and the Executive’s heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Employer and services provided to the Parent Company and its Subsidiaries (and any predecessor company to the Parent Company and the Subsidiaries), or the Executive’s service as an officer or member of the Board of Directors of the Parent Company or any Subsidiary (or any predecessor company), including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. The Parent Company and/or the Employer shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior officers and directors of the Parent Company; provided, however, that neither the Parent Company nor the Employer shall be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost.

3. Termination. The Executive’s employment with the Employer during the Agreement Term may be terminated by the Employer or the Executive without any breach of this Agreement only under the circumstances described in paragraphs 3(a) through 3(f):

(a)	Death. The Executive’s employment hereunder will terminate upon his death.

(b)	Permanent Disability. The Employer may terminate the Executive’s employment during any period in which he is Permanently Disabled. The Executive shall be considered “Permanently Disabled” during any period in which he is Disabled; provided, however, that the Executive shall not be considered to be “Permanently Disabled” unless the Executive has a physical or mental disability which renders the Executive incapable, after reasonable accommodation, of performing any substantial portion of the Executive’s duties under this Agreement on a permanent, full-time basis, and such disability is reasonably expected by the Board to continue for at least 120 days.

(c)	Cause. The Employer may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” exists when the Executive shall have (i) been determined by a court of law to have committed any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, embezzlement, or any other crime involving moral turpitude, or if the Executive shall have been arrested or indicted for violation of any criminal statute constituting a felony, provided the Board reasonably determines that the continuation of the Executive’s employment after such event would have an adverse impact on the operation or reputation of the Parent Company or its affiliates; (ii) committed one or more acts of gross negligence or willful misconduct, either within or outside the scope of his employment that, in the good faith opinion of the Board, materially impair the goodwill or business of the Parent Company or cause material damage to its property, goodwill, or business, or would, if known, subject the Parent Company to public ridicule; (iii) refused or failed to a material degree to perform his duties; (iv) violated any material written Company policy generally applicable to senior officers of the Parent Company that is provided to the Executive during or prior to the term of employment; or (v) the continued failure by the Executive to substantially perform his duties with the Parent Company (other than any such failure resulting from the Executive’s being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties.

(d)	Constructive Discharge. If (I) the Executive provides written notice to the Parent Company of the occurrence of Good Reason (as defined below) within a reasonable time (not to exceed 60 days) after the Executive has knowledge of the circumstances constituting Good Reason, which notice specifically identifies the circumstances which the Executive believes constitute Good Reason; (II) the Parent Company fails to notify the Executive of the Parent Company’s intended method of correction within a reasonable period of time (not to exceed 60 days) after the Parent Company receives the notice, or the Parent Company fails to correct the circumstances within a reasonable period of time (not to exceed 60 days) after such notice; and (III) the Executive resigns within a reasonable time (not to exceed 60 days) after receiving the Parent Company’s response, if such notice does not indicate an intention to correct such circumstances, or within a reasonable time (not to exceed 60 days) after the Parent Company fails to correct such circumstances; then the Executive shall be considered to have been subject to a Constructive Discharge by the Parent Company. Notwithstanding the foregoing provisions of this paragraph (d), the Executive shall not be deemed to have been subject to a “Constructive Discharge” unless the Executive remains in the employ of the Employer (at the location where he was employed immediately prior to the occurrence of the events constituting Good Reason)for the period requested by the Employer (not to exceed 90 days after the Executive provides written notice in accordance with clause (I) above). “Good Reason” means the occurrence of: (i) the assignment to the Executive of any duties materially inferior to those of the Executive’s position and status as set forth in paragraph 1, any material reduction in the authority or responsibility of the Executive or other substantial reduction in the terms and conditions of the Executive’s employment, a change in Executive’s reporting relationship from the reporting relationship required in accordance with paragraph 1, or the failure of the Executive to be elected or reelected to the Board; (ii) a reduction by the Employer in the Executive’s annual base salary or any material adverse change in the terms or conditions of Executive’s aggregate annual bonus from that in effect on the date thereof, if any, which change is not pursuant to a program applicable to all comparably situated officers of the Parent Company; (iii) the relocation of the Executive’s principal place of employment to a location outside of Orange County or Los Angeles County, California (which location is more than fifty (50) miles from the Executive’s principal residence); (iv) the failure of the Employer or the Parent Company, as applicable, to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or (v) any material breach of this Agreement by the Parent Company or the Employer not described in clauses (i) through (iv) next above. Notwithstanding the provisions of paragraph 1(a), the Board may elect an individual other than the Executive as the President of the Parent Company, which shall not be a breach of this Agreement, and shall not constitute Good Reason under this paragraph 3(d); provided that the election of the President is approved by the Executive and the President reports to the Executive.

(e)	Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Parent Company prior written Notice of Termination, which Notice of Termination shall be effective not less than 60 days after it is given to the Parent Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in paragraph 3(d) are required, the procedures of this paragraph (e) may not be used in lieu of the procedures required under paragraph 3(d).

(f)	Termination by Employer. The Employer may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written Notice of

Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Employer shall not be required to specify a reason for the termination under this paragraph (f), provided that termination of the Executive’s employment by the Employer shall be deemed to have occurred under this paragraph (f) only if it is not for reasons described in paragraph 3(b), 3(c), 3(d), or 3(e).

(g)	Notice of Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than a termination pursuant to paragraph 3(a)) must be communicated by a written Notice of Termination to the other party hereto (if by the Executive, to the Employer or the Parent Company, as provided above). For purposes of this Agreement, a “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Employer (including any successor to the Employer as determined in accordance with paragraph 16). If the Executive becomes employed by an entity into which the Employer is merged, or the purchaser of substantially all of the assets of the Employer, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser), provided that the new employer agrees in writing to assume this Agreement and be substituted for the Employer under this Agreement.

(i)	Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board of Directors of the Parent Company, or any of the Subsidiaries, or holds any other position with the Parent Company and the Subsidiaries, the Executive shall resign from all such positions as of the Date of Termination.

4. Rights Upon Termination. The Executive’s right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a)	General. If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Employer shall pay to the Executive:

(i)	The Executive’s Salary for the period ending on the Date of Termination.

(ii)	Payment for unused vacation days, as determined in accordance with Employer policy as in effect from time to time.

(iii)	If the Date of Termination occurs after the end of a performance period and prior to the payment of the performance bonus (as described in paragraph 2(b)) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time.

(iv)	The Executive and any of his dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended) to the extent required by applicable law.

(v)	Any other payments or benefits to be provided to the Executive by the Parent Company or a Subsidiary pursuant to any employee benefit plans or arrangements established or adopted by the Parent Company or a Subsidiary (including, without limitation, any rights to indemnification from the Parent Company or a Subsidiary (or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Employer or the Executive’s service as an officer or member of the Board of Directors of the Parent Company or any Subsidiary), to the extent such amounts are due from the Parent Company or any Subsidiary in accordance with the terms of such plans or arrangements.

Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Parent Company or any Subsidiary for purposes of any employee benefit plan or arrangement following the Executive’s Date of Termination.

(b)	Resignation and Termination for Cause. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(c) (relating to the Executive’s termination for Cause), or paragraph 3(e) (relating to the Executive’s resignation), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing by the Parent Company or the Employer, respectively, the Parent Company and the Employer shall have no obligation to make payments under the Agreement for periods after the Executive’s Date of Termination.

(c)	Death or Disability. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(a) (relating to Executive’s death) or paragraph 3(b) (relating to Executive’s being Permanently Disabled), then, in addition to the amounts payable in accordance with paragraph 4(a), and in lieu of payment of a bonus for the year in which the Date of Termination occurs, the Executive shall receive payment equal to $650,000 subject to a pro-rata reduction for the portion of the bonus performance period following the Date of Termination, which amount shall be payable in a lump sum as soon as practicable (but not more than 15 days) after the Date of Termination.

(d)	Termination without Cause and Constructive Discharge. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(d) (relating to Constructive Discharge) or paragraph 3(f) (relating to termination by the Employer without Cause), then, in addition to the amounts payable in accordance with paragraph 4(a):

(i)	The Executive shall receive from the Employer for the thirty-six (36) month period (the “Severance Period”), the Salary amount described in paragraph 2(a),

as in effect on his Date of Termination, in monthly or more frequent installments as is required under that paragraph. In the event of the Executive’s death during the Severance Period, the Employer shall continue to make payments under this paragraph (d) to the Executive’s estate.

(ii)	In lieu of payment of a bonus for the year in which the Date of Termination occurs, the Executive shall receive payment equal to $650,000 subject to a pro-rata reduction for the portion of the bonus performance period following the Date of Termination, which amount shall be payable in a lump sum as soon as practicable (but not more than 15 days) after the Date of Termination.

(iii)	For the 36-month period following the Executive’s Date of Termination, the Employer shall pay the annual premiums, in an amount not to exceed $25,000 annually, on the Executive’s life insurance policies in amounts not to exceed $1,000,000.00.

(e)	Options and Restricted Stock. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described paragraph 3(d) (relating to Constructive Discharge) or paragraph 3(f) (relating to termination by the Employer without Cause):

(i)	Any outstanding restricted stock and restricted stock units granted to the Executive prior to the Date of Termination shall vest as of the Date of Termination.

(ii)	The exercise restrictions with respect to stock options granted to the Executive shall lapse, and the options shall become vested and exercisable as of the Date of Termination. The portion of any stock option granted to the Executive that is exercisable immediately prior to the Date of Termination, as well as the portion of any stock option that becomes exercisable by reason of this paragraph (ii) shall remain exercisable for 180 days after the Date of Termination, but in no event later than the date fixed for expiration of the option (determined without regard to Executive’s termination of employment).

Nothing in this Agreement shall be construed to permit the Executive to purchase or sell securities of the Parent Company in violation of securities rules or other applicable rules.

(f)	Supplemental Payments. If (i) the Executive’s Date of Termination occurs at or after the end of the Agreement Term; (ii) during the Executive’s period of employment he devoted reasonable efforts to implementation of a program for succession of leadership of the Parent Company after his Date of Termination and, pursuant to such succession program, the Executive made best efforts to present one or more qualified candidates to the Board for such leadership positions(s), with Executive’s performance to be reasonably evaluated by the Board based on evaluation of process taken to identify and present qualified successor; (iii) the Executive agrees to provide reasonable consultation services to the Parent Company and/or the Employer (not to exceed 200 hours per year) for three years after his Date of Termination; and (iv) the Executive is not entitled to benefits under paragraph (d) above; then:

(i)	Beginning with the calendar month following the month in which the Executive’s Date of Termination occurs, the Executive will receive equal monthly Supplemental Payments from the Employer for a period of 36 months at the rate of $350,000 per year. For purposes of this paragraph (i), services rendered as a member of the Board shall be counted toward the hours of service required of the Executive, and compensation set forth in the preceding sentence shall, in part, constitute compensation for services as a director and shall be in lieu of any separate directors fees for performing services as a director (although the Executive shall be entitled to reimbursement of out of pocket expenses as a director to the same extent as other directors). In the event of the Executive’s death during the Severance Period, the Employer shall continue to make the Supplemental Payments under this paragraph (f) to the Executive’s estate.

(ii)	For purposes of determining the vesting of outstanding restricted stock and restricted stock units granted to the Executive that are not vested on the Date of Termination, the Executive be treated as though he continues to be employed by the Employer after the Date of Termination until such restricted stock and restricted stock units vest, provided that for purposes of determining such vesting, the Executive’s employment will be deemed to terminate at the time the Executive ceases to provide services in accordance with this paragraph (f) if such cessation is by reason of death, disability, or voluntary resignation, and further provided that the Executive will become fully vested in all restricted stock and restricted stock units at the time he ceases to perform services in accordance with this paragraph (f) if such cessation occurs either at or after the end of the 36-month period following the Date of Termination or by reason of termination by the Employer for any reason.

(iii)	For purposes of determining the vesting of outstanding stock options granted to the Executive that are not vested and exercisable on the Date of Termination, the Executive be treated as though he continues to be employed by the Employer after the Date of Termination until such options vest and become exercisable, provided that for purposes of determining such vesting and exercisability, the Executive’s employment will be deemed to terminate at the time the Executive ceases to provide services in accordance with this paragraph (f) if such cessation is by reason of death, disability, or voluntary resignation, and further provided that all such options will become fully vested and exercisable at the time he ceases to perform services in accordance with this paragraph (f) if such cessation occurs either at or after the end of the 36-month period following the Date of Termination or by reason of termination by the Employer for any reason. The portion of each such option shall remain exercisable for 180 days after that portion becomes vested.

(iv)	For the 36-month period following the Executive’s Date of Termination, the Employer shall pay the annual premiums, in an amount not to exceed $25,000 annually, on the Executive’s life insurance policies in amounts not to exceed $1,000,000.00.

(g)	Medical Benefits. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(a) (relating to Executive’s death), paragraph 3(b) (relating to Executive’s being Permanently Disabled), paragraph 3(d) (relating to Constructive Discharge), or paragraph 3(f) (relating to termination by the Employer without Cause), or if the Executive’s Date of Termination occurs after the three-year anniversary of the Effective Date (regardless of the reason for such termination), then for the period beginning on the Date of Termination, and ending on the Executive’s 65th birthday (with respect to the Executive) and ending on the 65th birthday of the Executive’s wife as of the Signing Date (with respect to the Executive’s wife), the Employer shall continue health and dental insurance benefits to the Executive and/or the Executive’s wife (determined as of the Signing Date, and regardless of whether both survive after that date) which are concurrently being provided to active senior officers (and their spouses) of the Parent Company during that period, and the Employer shall pay all premiums for such coverage.

(h)	Other Plans. Except as may be otherwise specifically provided in an amendment of this paragraph (h) adopted in accordance with paragraph 12, the Executive’s rights under this paragraph 4 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Parent Company or any Subsidiary including any agreement with Aames Financial Corporation or any other, similar arrangement of the Parent Company or any Subsidiary providing benefits upon involuntary termination of employment including any agreement with Aames Financial Corporation. This paragraph (h) shall not be construed to adversely affect the Executive’s rights under the terms of any option on stock of the Parent Company or any other award based on the stock of the Parent Company.

5. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Parent Company and the Employer as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 5, the Parent Company and the Employer may suspend the Executive from performing his duties under this Agreement (including, without limitation, his duties as a member of the Board of Directors of the Parent Company or any Subsidiary) following the delivery of a Notice of Termination providing for the Executive’s resignation, or delivery by the Employer of a Notice of Termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Employer for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

6. Mitigation, Alienation, and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Employer shall be entitled to set off against amounts payable to the Executive any amounts owed to the Parent Company and the Subsidiaries by the Executive, but neither the Parent Company, the Employer, nor the Subsidiaries shall be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Employer, or any amounts which might have been earned by the Executive in other employment had he sought such other employment. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Employer. Except as otherwise provided in this paragraph, the interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Employer, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

7. Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:

(a)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Parent Company and its Subsidiaries, or except to the extent that the Executive has express authorization from the Parent Company, the Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Executive shall, during the continuance of the Executive’s employment, use the Executive’s best endeavors to prevent the unauthorized publication or misuse of any Confidential Information.

(b)	To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Parent Company, and he shall take reasonable steps to prevent disclosure of Confidential Information until the Parent Company has been informed of such requested disclosure, and the Parent Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Parent Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Parent Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c)	Nothing in the foregoing provisions of this paragraph 7 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Parent Company or any of the Subsidiaries, knowledge which was acquired by him during the course of his employment with the Employer and the Subsidiaries and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

(d)	For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Parent Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with the Employer and its affiliates, or during the course of his consultation with the Parent

Company and the Employer and their affiliates prior to the commencement of his employment and following his Date of Termination (regardless of whether consultation is pursuant to paragraph 10). For purposes of this Agreement, the term “Confidential Information” shall also include all non-public information concerning any other company that was shared with the Parent Company or a Subsidiary subject to an agreement to maintain the confidentiality of such information.

(e)	This paragraph 7 shall not be construed to unreasonably restrict the Executive’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Parent Company or the Employer and the Executive as to whether information may be disclosed in accordance with this paragraph (e), the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.

8. Non-Disparagement. The Executive agrees that, while he is employed by the Employer, and after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Parent Company and the Subsidiaries, or the officers or directors of the Parent Company or the Subsidiaries that are reasonably likely to cause material damage to the Parent Company or the Subsidiaries, or the officers or directors of the Parent Company or the Subsidiaries. While the Executive is employed by the Employer, and after his Date of Termination, the Parent Company agrees, on behalf of itself and the Subsidiaries, that neither the officers nor the directors of the Parent Company or the Subsidiaries shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive.

9. Restrictions on Solicitation. For a period of twenty four (24) months after the Date of Termination, the Executive will not: (i) hire any person who was employed by the Parent Company or the Subsidiaries on such Date of Termination or at any time within six months prior thereto or hire any agent, consultant, or independent contractor of the Parent Company or the Subsidiaries, or of any organization with respect to which the Parent Company or its Subsidiaries has agreed to a similar prohibition and of which the Executive has knowledge, or induce or attempt to induce any such person to discontinue such employment or affiliation with the Parent Company or the Subsidiaries or such organization, as the case may be, or (ii) induce or attempt to induce any client or customer of the Parent Company or the Subsidiaries on the date of termination to discontinue any business relationship or to refrain from entering into a new business relationship with the Parent Company or the Subsidiaries, including, without limitation, the solicitation or interference with any borrowers or brokers who have submitted loans or loan applications to the Parent Company or the Subsidiaries.

10. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s Date of Termination, the Executive will assist the Parent Company and the Subsidiaries in the defense of any claims that may be made against the Parent Company and the Subsidiaries, and will assist the Parent Company and the Subsidiaries in the prosecution of any claims that may be made by the Parent

Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Parent Company and the Subsidiaries. The Executive agrees to promptly inform the Parent Company if he becomes aware of any lawsuits involving such claims that may be filed against the Parent Company or any Subsidiary. The Employer and the Parent Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive’s employment with the Employer terminates, the Employer agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Parent Company if he is asked to assist in any investigation of the Parent Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Parent Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Parent Company or the Subsidiaries with respect to such investigation.

11. Equitable Remedies. The Executive acknowledges that the Parent Company would be irreparably injured by a violation of paragraph 7, 8, or 9, and he agrees that the Parent Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of paragraph 7, paragraph 8, or paragraph 9. If a bond is required to be posted in order for the Parent Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The Parent Company acknowledges that the Executive would be irreparably injured by a violation of paragraph 8, and agrees that the Executive, in addition to any other remedies available to him for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Parent Company from any actual or threatened breach of paragraph 8. If a bond is required to be posted in order for the Executive to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

12. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of California, without regard to the conflict of law provisions of any state. All disputes shall be arbitrated or litigated (whichever is applicable) in Los Angeles, California.

14. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

15. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

16. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Parent Company and the Employer and their its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Parent Company’s and the Employer’s, assets and business, respectively, and the successor shall be substituted for the Parent Company or the Employer, respectively, under this Agreement. The Parent Company and the Employer, as applicable, will require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Parent Company and the Employer, as applicable, would be required to perform it if no such assignment or succession had taken place. For the avoidance of doubt, it is recited that, for purposes of paragraphs 7 through 11, reference to the Parent Company and the Subsidiaries includes reference to their predecessors and successors.

17. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Parent Company:

Aames Investment Corporation

350 S. Grand Avenue, 43rd Floor

Los Angeles, CA 90071

to the Employer:

Aames Financial Corporation

350 S. Grand Avenue, 43rd Floor

Los Angeles, CA 90071

or to the Executive:

A. Jay Meyerson

121 Northstar Mall

Marina Del Rey, CA 90292

All notices to the Parent Company shall be directed to the attention of General Counsel of the Parent Company, with a copy to the Secretary of the Parent Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

18. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Employer.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Parent Company and the Employer have caused these presents to be executed in their names, all as of the Signing Date.

Executive

Aames Investment Corporation

Aames Financial Corporation

Schedule A Jay Meyerson Stock Option Summary

CEO	No. of Current Options	Current Strike Price	Options Rolled Over into Restricted Stock Units	No. of Restricted Stock Units granted from Common Options Rolled Over	Total Value Restricted Stock Units
IPO Price Per Share $9	1,847,795	$0.85	1,847,795	340,816	3,067,340
(stated price $2.51)	1,152,205	$0.85	1,152,205	212,518	1,912,660
Pre-money valuation 306MM	250,000	$0.85	250,000	46,111	415,000

	3,250,000		3,250,000	599,444	5,395,000

IPO Price Per Share $10	1,847,795	$0.85	1,847,795	390,809	3,908,086
(stated price $2.96)	1,152,205	$0.85	1,152,205	243,691	2,436,914
Pre-money valuation 340MM	250,000	$0.85	250,000	52,875	528,750

	3,250,000		3,250,000	687,375	6,873,750

IPO Price Per Share $11	1,847,795	$0.85	1,847,795	421,969	4,641,661
(stated price $3.36)	1,152,205	$0.85	1,152,205	263,122	2,894,339
Pre-money valuation 374MM	250,000	$0.85	250,000	57,091	628,000

	3,250,000		3,250,000	742,182	8,164,000

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